Exhibit 2.1

Execution Version

PRIVILEGED AND CONFIDENTIAL

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of April 11, 2021, by and among (i) SEACOR Holdings Inc., a Delaware corporation (the “Company”), on the one hand, and (ii) Safari Parent, Inc., a Delaware corporation (“Parent”), and Safari Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the other hand. The Company, Parent and Merger Sub are sometimes referred to in this Amendment as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties are party to that certain Agreement and Plan of Merger (the “Agreement”) dated as of December 4, 2020;

WHEREAS, Section 10.2 of the Agreement provides that the Agreement may be amended by written agreement of the Parties; and

WHEREAS, the Parties desire to amend the Agreement to reflect the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

2.	The End Date is amended to be April 16, 2021.

3.

Purchaser will, on each day on which it announces an extension of the Offer following the date hereof, pay to the Company by wire transfer of immediately available funds, an extension fee of $1,250,000 per each calendar day of the extension of the Offer from the last scheduled extension of April 9, 2021 (for a total amount of $8,750,000 if the Offer is extended through April 16, 2021).

4.

Effective upon execution of this Amendment, the term Debt Financing Commitments used in the Agreement shall refer to the amended and restated version thereof provided to the Company in connection with entering into this Amendment and the term Limited Guarantee used in the Agreement shall refer to the Limited Guarantee entered into as of the date of the Agreement and the Affirmation of Limited Guarantee dated as of April 11, 2021 provided to the Company in connection with entering into this Amendment.

5.

Except as expressly amended by this Amendment, the Agreement, including all Exhibits and Schedules thereto, remains unchanged and in full force and effect and enforceable against the Parties in accordance with its terms. Unless the context otherwise requires, references in the Agreement to the terms “Agreement”, “hereof”, “hereunder” and similar terms shall be deemed to refer to the Agreement as amended by this Amendment.

6.

The provisions of Sections 9.3 (Expenses), 10.2 (Modification or Amendment), 10.3 (Waiver), 10.4 (Notices), 10.5 (Certain Definitions), 10.6 (Severability), 10.7 (Entire Agreement; Assignment), 10.8 (Parties in Interest), 10.9 (Governing Law), 10.10 (Headings), 10.11 (Counterparts), 10.12 (Specific Performance), 10.13 (Jurisdiction), 10.14 (Waiver of Jury Trial) and 10.15 (Interpretation) of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

SEACOR HOLDINGS INC.
By:	/s/ Eric Fabrikant
Name: Eric Fabrikant
Title: Chief Operating Officer
SAFARI PARENT, INC.
By:	/s/ Toni Rinnevaara
Name: Toni Rinnevaara
Title: Vice President
SAFARI MERGER SUBSIDIARY, INC.
By:	/s/ Toni Rinnevaara
Name: Toni Rinnevaara
Title: Vice President

[Signature Page to First Amendment to Merger Agreement]